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                                                               Exhibit 12.2

                  UAL Corporation and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges

                  and Preferred Stock Dividend Requirements


                                        Nine Months Ended
                                           September 30
                                         1995        1994
                                           (In Millions)
Earnings:

  Earnings before income taxes         $   651     $   161
  Fixed charges, from below                982         868
  Undistributed earnings of affiliates     (34)        (20)
  Interest capitalized                     (31)        (31)

    Earnings                           $ 1,568     $   978


Fixed charges:

  Interest expense                     $   304     $   268

  Preferred stock dividend
    requirements                            69          96

  Portion of rental expense
    representative of the
    interest factor                        609         504

      Fixed charges and preferred
        stock dividend requirements    $   982     $   868

Ratio of earnings to fixed charges
  and preferred stock dividend
  requirements                            1.60        1.13
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